UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

Benessere Capital Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BENESSERE CAPITAL ACQUISITION CORP.

78 SW 7th Street, Unit 800

Miami, FL 33130

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 7, 2022

TO THE STOCKHOLDERS OF BENESSERE CAPITAL ACQUISITION CORP.:

Notice is hereby given of the special meeting, which we refer to as the “Special Meeting”, of stockholders of Benessere Capital Acquisition Corp., which we refer to as “we”, “us”, “our”, “Benessere” or the “Company”, to be held at 12:00 pm Eastern Time on July 7, 2022.

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/benespac/sm2022. If you plan to attend the virtual online Special Meeting, you will need your 12 digit control number to vote electronically at the Special Meeting.

A definitive proxy statement relating to the Special Meeting, which we refer to as the “Proxy Statement”, will be mailed to the stockholders of the Company. The sole purpose of the Special Meeting is to consider and vote upon the following proposals:

•

a proposal to amend the Company’s amended and restated certificate of incorporation, which we refer to as the “charter”, in the form set forth in Annex A to the Proxy Statement, which we refer to as the “Extension Amendment” and such proposal the “Extension Amendment Proposal”, to extend the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses, which we refer to as a “business combination”, (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A common stock included as part of the units sold in the Company’s initial public offering that was consummated on January 7, 2021, which we refer to as the “IPO”, from July 7, 2022 (the “Termination Date”) to January 7, 2023 or such earlier date as determined by the Board, which we refer to as the “Extension”, and such later date, the “Extended Date”; and

•

a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Extension Amendment Proposal, which we refer to as the “Adjournment Proposal”. The Adjournment Proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Extension Amendment Proposal.

Each of the Extension Amendment Proposal and the Adjournment Proposal will be more fully described in the Proxy Statement that will be mailed, along with other proxy materials, including a proxy card, to the stockholders of the Company. Benessere urges investors, stockholders and other interested persons to read, when available, the definitive Proxy Statement, as well as other documents filed by Benessere with the Securities and Exchange Commission (the “SEC”), because these documents will contain important information about Benessere and the Extension. When available, shareholders may obtain copies of the Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: info@benespac.com.

The purpose of the Extension Amendment Proposal and, if necessary, the Adjournment Proposal, is to allow us additional time to complete the proposed transactions (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger dated November 23, 2021 (as amended on June 5, 2022, and as it may be further amended, the “Merger Agreement”) by and among us, BCAC Holdings Inc., a Delaware corporation (“Pubco”), BCAC Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco, BCAC Company Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco, BCAC Purchaser Rep LLC, a Delaware limited liability company, in the capacity as the representative for the equity holders of Pubco (other than certain holders of securities of eCombustible, defined below), Jorge Arevalo in the capacity as the representative for certain security holders of eCombustible and eCombustible Energy LLC, a Delaware limited liability company (“eCombustible”). For more information about the Business Combination, see our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 30, 2021.

If the Extension Amendment Proposal is not approved and we do not consummate the Business Combination by July 7, 2022, in accordance with our charter, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the shares of Class A common stock in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding shares of Class A common stock, which redemption will completely extinguish rights of public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Company’s obligations under the Delaware General Corporation Law, which we refer to as the “DGCL”, to provide for claims of creditors and other requirements of applicable law. There will be no distribution from the Trust Account with respect to our warrants or rights, which will expire worthless in the event of our winding up.

Benessere and its directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies of Benessere stockholders in connection with the Extension. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Benessere’s directors and officers in the definitive Proxy Statement, which, when available, may be obtained free of charge from the sources indicated above.

Our Board has fixed the close of business on June 3, 2022 as the date for determining the Company stockholders entitled to receive notice of and vote at the Special Meeting and any adjournment thereof. Only holders of record of the Company’s common stock on that date are entitled to have their votes counted at the Special Meeting or any adjournment thereof.

Under Delaware law and the Company’s bylaws, no other business may be transacted at the Special Meeting.

June 23, 2022	By Order of the Board of Directors

/s/ Patrick Orlando

Patrick Orlando
Chairman and Chief Executive Officer